Exhibit 10 (r)

MATERIAL SCIENCES CORPORATION

Fiscal Year 2009 Incentive Plan

ARTICLE 1

Establishment and Purposes

1.1 Establishment. The Material Sciences Corporation Fiscal Year 2009 Incentive Plan is established effective as of March 1, 2008.

1.2 Purposes. The Plan is intended as a special program of annual and long-term incentive awards covering only the Company’s fiscal year ending February 28, 2009 and does not govern incentive awards that may be considered or made for any subsequent fiscal year of the Company. The Plan is intended to foster and promote the financial success of the Company and increase stockholder value by: (a) strengthening the Company’s capability to develop and maintain a management team; (b) motivating eligible employees by means of performance-related incentives linked to business performance; (c) providing the ability to obtain an ownership interest in the Company; (d) attracting and retaining qualified personnel by providing appropriate incentive compensation opportunities; and (e) enabling officers and other key employees to participate in the growth and financial success of the Company.

ARTICLE 2

Definitions

The following Sections of this Article provide terms used in the Plan, and whenever used herein in a capitalized form, except as expressly provided, the terms shall be deemed to have the meanings set forth in this Article. In addition, certain other terms used in the Plan but not specifically defined in this Article have the definitions given to them in the first place in which they are used.

2.1 “Affiliate” means any corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including the subsidiaries of the Company and other entities controlled by such subsidiaries.

2.2 “Annual Incentive Award” means an Award granted to a Participant under the Plan to receive, after the end of the Company’s fiscal year ending February 28, 2009, a Payout in accordance with the applicable provisions of Article 6 of the Plan.

2.3 “Award” means an Annual Incentive Award or a long-term incentive award consisting of a Non-Qualified Stock Option. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Award Notice containing such additional terms and conditions consistent with the provisions of the Plan as the Committee shall deem appropriate.

2.4 “Award Notice” means any agreement, letter or other instrument by which an Award is granted to a Participant.

2.5 “Award Term” means, with respect to an Annual Incentive Award, the period beginning March 1, 2008 and ending February 28, 2009.

2.6 “Board of Directors” or “Board” means the Board of Directors of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

2.8 “Committee” means the Compensation, Organization and Corporate Governance Committee of the Board of Directors or another committee authorized by the Board to administer the Plan.

2.9 “Company” means Material Sciences Corporation, a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated, any corporation for whose securities the securities of the Company are exchanged, and any assignee of or successor to substantially all of the assets of the Company.

2.10 “Company Performance Goal” means, with respect to an Annual Incentive Award, the level of performance for the Award Term, as determined by reference to the Company Performance Measure, the attainment of which results in a right (subject to the provisions of the Plan and the Award Notice) to receive a Payout for the Award Term. The Company Performance Goal may be expressed in terms of attaining a specified level of the particular Company Performance Measure. The Company Performance Goal may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be paid, and a maximum level of performance above which no additional payment will be made.

2.11 “Company Performance Measure” means, with respect to an Annual Incentive Award, the particular performance measure for an Award Term determined in the sole discretion of the Committee, based upon the Committee’s determination of the goals that will most effectively further the Company’s corporate objectives. Company Performance Measures may be annual operating profit/loss or earnings per share. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.

2.12 “Eligible Employee” means an Employee who is employed or serves in a position or capacity designated by the Committee as eligible to participate in the Plan.

2.13 “Employee” means any person who is considered to be an employee of the Company pursuant to its personnel policies.

2.14 “Non-Qualified Stock Option” means a right to purchase shares of the Company’s common stock that (a) does not satisfy the requirements of Section 422 of the Code and (b) is issued under the Company’s 1992 Omnibus Stock Awards Plan for Key Employees, which shall be used for Payouts to Participants under Article 7 hereof.

2.15 “Non-Qualified Stock Option Agreement” means any agreement, letter or other instrument evidencing the terms and conditions of any Non-Qualified Stock Option issued by the Company as a Payout to a Participant under Article 7 hereof.

2.16 “Participant” means an Eligible Employee who satisfies the eligibility conditions of the Plan and who has been selected by the Committee for participation in the Plan.

2.17 “Payout” means the actual amount to be distributed under an Annual Incentive Award.

2.18 “Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

2.19 “Plan” means the Material Sciences Corporation Fiscal Year 2009 Incentive Plan, as herein set forth and as may be amended from time to time.

2.20 “Termination of Employment” means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an officer or employee of the Company and of any Affiliate. A Termination of Employment shall occur with respect to a Participant who is employed by an Affiliate if the Affiliate ceases to be an Affiliate and the Participant does not immediately thereafter become an employee of the Company or another Affiliate. A Participant’s promotion or transfer of employment to another position eligible for participation in the Plan shall not constitute a Termination of Employment.

ARTICLE 3

Administration

3.1 Committee. The Plan shall be controlled, managed and administered by the Committee, which shall consist of two or more members. Each member of the Committee shall be a “Non-employee Director” as that term is defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any similar rule which may subsequently be in effect and shall be an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and the Treasury Regulations promulgated thereunder. The members shall be appointed by the Board of Directors, and any vacancy on the Committee shall be filled by the Board of Directors. The Committee shall have the discretion to interpret the provisions of the Plan, and its interpretations and determinations shall be final and binding on all persons, including the Company, all Affiliates and Participants. The Committee may, from time to time, adopt rules or guidelines with respect to the administration of the Plan and the rights granted hereunder which are consistent with the provisions of the Plan and may amend any and all rules or guidelines previously established. No determination or decision of the Committee shall be subject to de novo court review if the procedures of this Article have been followed by the Committee. All costs of Plan administration will be paid by the Company.

3.2 Powers of Committee. For purposes of the Plan, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by, or necessary to administer, the Plan:

3.2.1 to determine Company Performance Goals, Company Performance Measures and other criteria, including individual goals and objectives, for which the Committee has discretion under the Plan;

3.2.2 to select or designate, for the Award Term, the Eligible Employees (if any) to become Participants under the Plan;

3.2.3 to determine the terms and conditions of any Awards granted hereunder and to adjust the terms and conditions of any Award under the provisions of the Plan;

3.2.4 to provide for the forms of Award Notices, Non-Qualified Stock Option Agreements and other documents and instruments to be used in connection with the Plan;

3.2.5 to determine the Payout to a Participant;

3.2.6 to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be necessary or appropriate to assist in administering the Plan;

3.2.7 to sue or cause suit to be brought in the name of the Plan or the Company;

3.2.8 to determine whether and with what effect an individual has incurred a Termination of Employment;

3.2.9 to obtain from Participants such information as is necessary for the proper administration of the Plan;

3.2.10 to execute and file such returns and reports as may be required with respect to the Plan; and

3.2.11 to make any adjustments or modifications permitted or required under the provisions of the Plan, an Award Notice or a Non-Qualified Stock Option Agreement.

3.3 Delegation of Duties. Subject to the express provisions of the Plan, the Committee may, from time to time, (a) delegate or allocate the performance of any part or all of its ministerial duties under the Plan as it considers desirable to such person or persons as it may select and (b) request the assistance of and seek recommendations from appropriate Company executive officers as to administration of the Plan, and any of the matters set forth in Section 3.2, and other matters affecting the Plan.

ARTICLE 4

Participation, Company Performance Measure and Company Performance Goal

4.1 Participation. The Committee shall select which Eligible Employees will become Participants in the Plan. The Committee may consider any factors it deems pertinent in selecting an Eligible Employee as a Participant.

4.2 Company Performance Measure. It is the intent of the Committee that the Company Performance Goal and the Company Performance Measure established for the Award Term will not change during such period. However, certain circumstances identified at the sole discretion of the Board or the Committee may warrant modification to the Company Performance Goal and the Company Performance Measure. These circumstances would include, but not be limited to, unforeseen events such as changes in law, regulations, or rulings; changes in accounting principles or practices; or a merger, acquisition, divestiture or other significant transaction. Participants will be notified of any such modification as soon as practicable.

4.3 Company Performance Goal. For the Company Performance Measure established by the Committee, the Committee shall establish the Company Performance Goal, which may include various performance levels.

4.4 Notice of Participation. After an Eligible Employee has been designated as a Participant, the Committee shall provide such Participant with an Award Notice setting forth, among other things, the type of Award (i.e., Annual Incentive Award or Non-Qualified Stock Option) and specific terms of the Award.

ARTICLE 5

Calculating the Payout

5.1 General. As soon as practicable following the end of the Award Term, the Committee shall calculate the Payout to the Participant with respect to each Award that was granted with respect to the Award Term based upon the actual performance of the Company and the Company Performance Measure and Company Performance Goal for the Award Term.

5.2 The Payout. The actual Payout amount to be distributed with respect to the Award Term may range over a set of compensation values determined by the Committee, as further described in this Section and in an Award Notice.

5.2.1 If the actual performance during the Award Term is less than the threshold Company Performance Goal for the Company Performance Measure, the Payout shall be zero.

5.2.2 If the actual performance during an Award Term equals or exceeds the threshold Company Performance Goal, the Payout shall be the Payout previously identified in respect of the Company Performance Goal.

ARTICLE 6

Payment of Benefits – Annual Incentive Awards

6.1 Normal Payout. Except as otherwise provided in the Plan, and subject to the condition of continued employment with the Company or an Affiliate and other requirements set forth in Sections 6.2, 6.3 and 6.4 hereof, the Payout to a Participant for an Award Term with respect to an Annual Incentive Award shall be made within two and one-half months following the close of such Award Term in the form described in Section 6.5 hereof; provided, however, that the Committee may, in its sole discretion, delay payment until the Payout may be calculated based on audited financial data (but in any event no later than the end of the calendar year in which such Award Term ends) unless such deferral would cause any such payment to be subject to the requirements of Code Section 409A.

6.2 Compliance with Other Provisions and/or Agreements. Payouts under Section 6.1 are conditioned upon the Participant’s compliance with (a) any non-compete and/or confidentiality provision in any written agreement or policy between the Participant and the Company and (b) any other written provision and/or agreement between the Participant and the Company or an Affiliate that requires the Participant to provide services to the Company or an Affiliate, whether as an employee, independent contractor or otherwise. Unless the Committee provides otherwise in writing, upon the date of any violation of any such non-compete, confidentiality and/or services provision and/or agreement, the person shall immediately cease to be a Participant, and any amount not yet distributed to such Participant under Section 6.1 shall immediately and automatically be forfeited, whether or not such violation results in a Termination of Employment with the Company during the Award Term.

6.3 Satisfaction of Individual Goals and Objectives. All or a portion of any Payouts under this Section 6.1 may, in the sole discretion of the Committee, be conditioned upon the Participant’s satisfaction of one or more individual goals and objectives for the applicable Award Term. Unless the Committee provides otherwise in writing, a Participant who fails to satisfy any individual goal or objective shall forfeit his or her right to a portion (as specified below) of the Annual Incentive Award with respect to the applicable Award Term and, accordingly, shall not be entitled to any Payout in respect of such individual goal or objective for the applicable Award Term, whether or not the failure to satisfy any individual goal or objective results in a Termination of Employment with the Company during the applicable Award Term.

6.3.1 For purposes of this Section 6.3, (a) unless provided to a Participant by the Company in connection with the applicable Award Notice, any individual goals and objectives with respect to an Award Term shall be those that are communicated by the Company to the Participant in connection with the Participant’s applicable annual performance review or otherwise; and (b) unless otherwise designated in writing by the Company in connection with the applicable Award Notice, all individual goals and objectives shall have equal weighting for purposes of determining the amount of any Payout that may be forfeited pursuant to this Section 6.3.

6.3.2 Subject to any limitations contained elsewhere in the Plan, the aggregate amount of Payout in respect of an Award Term that is forfeited by Participants pursuant to this Section 6.3 may be awarded on a discretionary basis to one or more non-officer Employees.

6.4 Termination of Employment and Retirement. Unless the Committee provides otherwise in writing, a Participant who does not remain continuously employed by the Company during the entire Award Term shall forfeit his or her right to any Annual Incentive Award with respect to the Award Term and shall not be entitled to any Payout for the Award Term. An eligible participant must remain in the continuous employment of the Company through the actual payment date of incentive award.

6.5 Form of Payment. Any Payout with respect to an Annual Incentive Award shall be made one hundred percent (100%) in cash.

6.6 Facility of Payment. When a Participant is under a legal disability or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage his or her affairs, the Committee may direct the payment of a Payout of an Annual Incentive Award to such Participant’s legal representative, or to a relative or friend of such Participant, for such Participant’s benefit, or the Committee may direct the application of such Payout for the benefit of such Participant in such manner as the Committee considers advisable. Any Payout made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such Payouts under the Plan, and neither any Committee member nor the Company shall have any duty to inquire as to whether a legal disability or other incapacity exists, or any liability for any determination with respect thereto.

ARTICLE 7

Payment of Benefits – Non-Qualified Stock Options

7.1 Non-Qualified Stock Options. Non-Qualified Stock Options shall be awarded by the Committee to Eligible Employees as long-term incentive awards under the Plan. The number of shares of the Company’s common stock covered by a Non-Qualified Stock Option, and the terms and conditions of such Award, shall be determined by the Committee in its sole discretion and described in a Non-Qualified Stock Option Agreement. Such awards shall be issued under and governed by the Material Sciences Corporation Amended and Restated 1992 Omnibus Stock Awards Plan for Key Employees.

ARTICLE 8

Amendment or Termination

8.1 Amendment. The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (a) made to cause the Plan to comply with applicable law (including Section 409A of the Code, to the extent any portion of the Plan is determined to constitute a nonqualified deferred compensation plan), or (b) made to permit the Company a deduction under applicable tax law. The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose.

8.2 Plan Termination. The Committee or the Board may terminate the Plan when and if, in its judgment, such termination is appropriate or necessary; such termination to become effective upon the execution by the Committee or the Board of a written resolution duly executed and stating the fact of such termination and the date as of which it is to be effective.

8.3 Vesting and Distribution on Termination. Upon termination of the Plan, subject to Article 6 or Article 7, as applicable, if the applicable Award Term has been completed each Participant (or the beneficiary of each deceased Participant) shall receive his or her Payout as soon as reasonably practicable following the date of Plan termination. If the Award Term has not been completed as of the date of Plan termination, the Committee shall determine the Payout for the uncompleted Award Term as of the date of the Plan termination, which shall be a pro rata Payout for the partial Award Term based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the Award Term and the denominator of which is the total number of months in the Award Term, multiplied by (B) the Payout which would have been paid to the Participant had the Company continued to perform at the same level for the remainder of the Award Term as the Company was actually performing through the date of the Plan termination (as adjusted for seasonality and other factors if and to the extent the Committee deems appropriate).

ARTICLE 9

General Provisions

9.1 Nonalienation of Plan Benefits. A Participant or beneficiary may not sell, assign, margin, transfer, pledge, encumber, convey, gift, hypothecate or otherwise dispose of any interest in a Payout or the right to receive a Payout under the Plan, either voluntarily or involuntarily, except by will or by the laws of descent or distribution.

9.2 No Employment Rights. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by the establishment, continuance or termination of the Plan. The maintenance of the Plan shall not constitute a contract of employment. The Plan will not give any Participant a right to be retained in the employment of the Company.

9.3 No Personal Liability. To the extent permitted by law, no person (including any member of the Committee or any present or former employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

9.4 Final Decisions. Any ruling, regulation, procedure or decision of the Committee shall be conclusive and binding upon all persons affected by the Plan.

9.5 Withholding of Taxes. The Company shall deduct from any Payout such amount as the Company, in its sole discretion, deems proper to protect it against liability for the payment of taxes and, out of the money so deducted, the Company may discharge any such liability and pay the amount remaining to the Participant or the beneficiary, as the case may be.

9.6 Applicable Law. The Plan and all Awards made and actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware and any applicable subdivision thereof (without regard to conflict of law provisions). The Plan shall be construed to comply with all applicable laws and to avoid liability to the Company or a Participant.

9.7 Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor, and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

9.8 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth herein.

9.9 Unsecured Interest. The Plan is intended to be an “unfunded” arrangement that provides for incentive compensation. No Participant in the Plan shall have any interest in any fund or specific asset of the Company by reason of the Plan. No trust fund shall be created in connection with the Plan or any Payout thereunder, and there shall be no required funding of amounts that may become payable to any Participant.

9.10 Offset. Any amounts owed to the Company by the Participant of whatever nature may be offset by the Company from the value of any Payout due under the Plan,

and no Payout shall be made under the Plan unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company.

9.11 Indemnification. The officers, directors and employees of the Company, as well as the Committee members, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them (with the Company’s written approval) in settlement or satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

9.12 Headings. The headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

9.13 Gender and Number. Words denoting the masculine gender include the feminine and neuter genders, and the singular shall include the plural and the plural shall include the singular wherever required by the context.

9.14 No Uniformity Requirement. No person shall have any claim to an Award under the Plan, and there is no obligation of uniformity of treatment of Participants under the Plan.

9.15 Entire Agreement. The Plan and each document evidencing an Award constitute the entire agreement with respect to the subject matter hereof and thereof, unless otherwise specifically provided; provided that, in the event of any inconsistency between the Plan and the Award document, the terms and conditions set forth in the Plan shall control.